Exhibit 1.1

Amendment No. 1

to

Amended and Restated Equity Distribution Agreement

This Amendment No. 1 to Amended and Restated Equity Distribution Agreement, dated as of March 2, 2011 (this “Amendment”), by and among Digital Realty Trust, Inc., a Maryland corporation (the “Company”), Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership” and, together with the Company, the “Transaction Entities”), and Citigroup Global Markets Inc. (the “Manager”). Reference is hereby made to that certain Amended and Restated Equity Distribution Agreement, dated as of January 22, 2010 (the “Agreement”), by and among the Transaction Entities and the Manager. Capitalized terms used herein without definition shall have the same meanings as set forth in the Agreement, as amended hereby.

RECITALS

WHEREAS, the Transaction Entities have requested, and the Manager has agreed, to amend the Agreement to amend certain representations in Section 2 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Amendment to Agreement.

(a) Section 2 of the Agreement is hereby amended by deleting paragraph (m) thereof in its entirety and substituting the following therefor:

Each subsidiary of the Company has been duly formed and is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority (corporate and other) to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Prospectus, except as would not reasonably be expected to have a Material Adverse Effect, and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as the case may be, and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Schedule II contains a complete list of all subsidiaries of the Operating Partnership that constitute “significant subsidiaries” within the meaning of Rule 1-02(w) of Regulation S-X as of December 31, 2010.

(b) Section 2 of the Agreement is hereby amended by deleting paragraph (n) thereof in its entirety and substituting the following therefor:

All the outstanding shares of capital stock or other ownership interests of each subsidiary (other than the Operating Partnership) have been duly and validly authorized and issued and are fully paid and nonassessable, except as would not reasonably be expected to have a Material Adverse Effect, and, except as otherwise set forth in the Disclosure Package and the Prospectus, all outstanding shares of capital stock or other ownership interests of the subsidiaries will be owned by the Company or the Operating Partnership either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind (collectively, “Liens”), except for Liens securing indebtedness as described in the Disclosure Package and the Prospectus or except where such Liens would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect with the Company’s ability to exercise control over each of such subsidiaries. Except as set forth in the Disclosure Package and the Prospectus, or as would not reasonably be expected to have a Material Adverse Effect, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any subsidiary.

(c) Section 2 of the Agreement is hereby amended by deleting paragraph (q) thereof in its entirety and substituting the following therefor:

There is no franchise, contract or other document of a character required to be described or incorporated by reference in the Disclosure Package, the Registration Statement or the Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements included or incorporated by reference in the Base Prospectus under the headings “Description of the Partnership Agreement of Digital Realty Trust, L.P.,” “General Description of Securities,” “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares,” “Description of Warrants,” “Description of Debt Securities and Related Guarantees,” “Material Provisions of Maryland Law and of the Charter and Bylaws of Digital Realty Trust, Inc.,” “Plan of Distribution”, “Restrictions on Ownership and Transfer,” and “United States Federal Income Tax Considerations,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings. The Shares conform in all material respects to the respective statements relating thereto contained in the Disclosure Package, the Registration Statement and the Disclosure Package.

(d) Section 2 of the Agreement is hereby amended by deleting paragraph (u) thereof in its entirety and substituting the following therefor:

Neither the execution and delivery of this Agreement, the issuance and sale of the Shares nor the consummation of any other of the transactions herein contemplated, nor the fulfillment of the terms hereof by the Company or the Operating Partnership will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or bylaws of the Company or the organizational or other governing documents of any of its Specified Subsidiaries, (ii) any provision of the charter, bylaws or other organizational or governing documents of any subsidiary (other than the Specified Subsidiaries), (iii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iv) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the case of clauses (ii), (iii) or (iv) above, for such conflicts, breaches, violations, liens, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) Section 2 of the Agreement is hereby amended by deleting paragraph (aa) thereof in its entirety and substituting the following therefor:

None of the Company, the Operating Partnership nor any subsidiary is in violation or default of (i) any provision of the charter, bylaws or other organizational or governing documents of the Company, the Operating Partnership or any Specified Subsidiary, (ii) any provision of the charter, bylaws or other organizational or governing documents of any subsidiary (other than the Specified Subsidiaries), (iii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iv) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the case of clauses (ii), (iii) or (iv) above, for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Each reference to “Subsidiary” in Section 2(cc) is hereby amended and replaced with a reference to “subsidiary.”

(g) Section 2 of the Agreement is hereby amended by deleting paragraph (ee) thereof in its entirety and substituting the following therefor:

The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged except as would not reasonably be expected to have a Material Adverse Effect; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect except as would not reasonably be expected to have a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments except as would not reasonably be expected to have a Material Adverse Effect; and except as would not reasonably be expected to have a Material Adverse Effect, there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(h) Section 2 of the Agreement is hereby amended by deleting paragraph (ff) thereof in its entirety and substituting the following therefor:

No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company, from making any other distribution on such subsidiary’s capital stock or equity interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except pursuant to the terms of any indebtedness set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto) or as would not reasonably be expected to have a Material Adverse Effect.

(i) Section 20 of the Agreement is hereby amended by adding the following definition in alphabetical order:

“Specified Subsidiary” shall mean each of the direct and indirect subsidiaries of the Company listed on Schedule VI hereto.

2. Specified Subsidiaries. Exhibit A attached hereto shall constitute a new Schedule IV to the Agreement.

3. Subsidiaries. Schedule II to the Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit B attached hereto.

4. Miscellaneous. Except as set forth in this Amendment, the Agreement shall remain in full force and effect. Each and every reference to “the Agreement” or “this Agreement” in the Agreement shall mean and refer to the Agreement as amended by this Amendment.

5. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

6. Counterparts. This Amendment may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

7. Headings. The section headings used in this Amendment are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
	Name:	A. William Stein
	Title:	Chief Financial Officer and
Chief Investment Officer

DIGITAL REALTY TRUST, L.P.
By: Digital Realty Trust, Inc., its general partner

By:	/s/ A. William Stein
	Name:	A. William Stein
	Title:	Chief Financial Officer and
Chief Investment Officer

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Andrew Power
	Name:	Andrew Power
	Title:	Vice President

Exhibit A

SCHEDULE IV

Specified Subsidiaries

Name	Jurisdiction of Formation/Incorporation	Foreign Qualifications
Digital Printers Square, LLC	Delaware	Illinois
200 Paul, LLC	Delaware	California
Digital Ashburn CS, LLC	Delaware	Virginia
Digital Network Services, LLC	Delaware	Arizona
Digital Lakeside, LLC	Delaware	Illinois
GIP 7th Street, LLC	Delaware	California
Digital 128 First Avenue, LLC	Delaware	Massachusetts

Exhibit B

SCHEDULE II

Subsidiaries

Name	Jurisdiction of Formation/Incorporation	Foreign Qualifications
Digital Lakeside, LLC	Delaware	Illinois
Digital 128 First Avenue, LLC	Delaware	Massachusetts